                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                          RENTAL SERVICE CORPORATION

     Rental Service Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable a proposed amendment to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Corporation's Amended and Restated Certificate of Incorporation be amended by changing the Fourth Article thereof so that, as amended, said article shall read in its entirety as follows:

          "FOURTH: The total number of shares of stock which the Corporation shall have authorized to issue is forty million five hundred thousand (40,500,000), consisting of forty million (40,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock") and five hundred thousand (500,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as "Preferred Stock").

          The Preferred Stock may be divided into such number of series as the Board of Directors may determine. Other than with respect to the 6% Cumulative Preferred Stock referenced below, the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions (including without limitation voting rights) granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class of series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of any series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

     2. In lieu of a meeting and vote of stockholders, the holders of outstanding stock of said corporation having the requisite number of votes required by statute have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware,

      3. The aforesaid amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.


dated this 11th day of December, 1997.



                                       RENTAL SERVICE CORPORATION


                                       /s/ MARC P. PADWE
                                       -----------------------------------
                                       Marc P. Padwe
                                       Assistant Secretary